AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated January 20, 2002, and is by and between Space Launches Financing, Inc., a Nevada corporation (the "Company") and PolyDerm, Inc., a Delaware corporation ("PolyDerm").


                                                 R E C I T A L S


         WHEREAS, the shareholders of PolyDerm ("Shareholders") own the shares of capital stock of PolyDerm as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of PolyDerm (the "PolyDerm Shares");

         WHEREAS, the Company is a public company, required to file reports under Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"); and

         WHEREAS, the Company desires to acquire all of the PolyDerm Shares, and the Shareholders desire to exchange all of the PolyDerm Shares for shares of voting common stock of the Company, in a transaction that qualifies under
Section 368(a) (1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

                                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE OF THE SHARES AND CONSIDERATION

         1.01. Shares Being Exchanged. Effective at the closing of this Agreement (the "Closing"), and subject to the terms and conditions of this Agreement the Shareholders shall as-sign, transfer and deliver to the Company all of the PolyDerm
Shares which they own.

         1.02. Consideration. Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of PolyDerm Shares to the Company, the Company shall at Closing issue to the Shareholders a number of shares of voting common stock of the Company, $.00001 par value per share (the "Company Shares"), equal to the number of shares set forth opposite the Shareholder's name on Schedule 1 attached hereto, or a total of 24,069,884 Company Shares. After the delivery of the 24,069,884 Company Shares to the Shareholders the outstanding number of the shares of the Company will be 53,710,853.

         1.03. Closing. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Hand & Hand, 24351 Pasto Road, Suite B, Dana Point, California 92629, 15 days from the date of this Agreement.

         1.04. Deliveries. Concurrently with the execution and delivery of this Agreement, the parties are delivering the following documents:

                  1.04(a)  The items and documents set forth in Sections
         1.01 and 1.02.

                  1.04(b) Pursuant to Section 6.01 hereof, Company shall deliver to Shareholders resolutions of the Company's Board of Directors, electing Philip Faris as director and Preisdent, and the following persons as officers of the Company:

                      Philip Faris, Chief Executive Officer

                           Philip Faris, President

                           Luc Badel, Secretary

                  1.04(c)  The Company Shares described in Section 1.02.

         1.05.    Filings.  Concurrently with the Closing, the
Company shall file the following documents:

                  1.05(a) A Current Report on Form 8-K with the U.S. Securities and Exchange Commission, reporting the transactions set forth in this Agreement, any change of auditors, or other events required to be reported in such report.

                  1.05(b) A Form 3 report of beneficial ownership with the U.S. Securities and Exchange Commission with respect to each director, executive officer or greater than 10% holder of Company Shares, signed by such director, executive officer or shareholder, as the case may be.

                  1.05(c) A Schedule 13D with the U.S. Securities and Exchange Commission for each person who is required to file such form as a result of obtaining greater than 5% beneficial ownership of the Company's Common Stock as a result of the transactions contemplated by this Agreement.

II.      REPRESENTATIONS AND WARRANTIES OF POLYDERM

         PolyDerm represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

         2.01.  Organization.

                  2.01(a). PolyDerm is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; PolyDerm has the corporate power and authority to carry on its business as presently conducted; and PolyDerm is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

                  2.01(b). The copies of the Articles of Incorporation and all amendments thereto of PolyDerm as certified by the Secretary of State of Delaware, and the copy of the Bylaws as certified by the Secretary of PolyDerm, which have heretofore been delivered to the Company, are complete and correct copies of such Articles of Incorporation as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of PolyDerm are contained in the minute book of PolyDerm heretofore delivered to the Company for examination, and no minutes or actions in writing have been included in such minute book since such delivery to the Company that have not also been delivered to the Company.

         2.02.  Capitalization.

                  2.02(a). The authorized capital stock and the issued and outstanding shares of PolyDerm is as set forth on Exhibit 2.02(a). All of the issued and outstanding shares of PolyDerm are duly authorized, validly issued, fully paid and nonassessable.

                  2.02(b). Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of PolyDerm.

         2.03. Subsidiaries and Investments. PolyDerm does not own any capital stock or have any interest in any corporation, part-nership or other form of business organization, except as de-scribed in Exhibit 2.03 hereto.

         2.04. Financial Statements. The unaudited financial statements of PolyDerm as of and for the two years ended December 31, 2001, including the unaudited balance sheets as of December 31, 2000 and 2001 and the related unaudited statements of operations, retained earnings, and cash flows for the two years then ended, (the "Financial Statements") present fairly the financial position and results of operations of PolyDerm, on a consistent basis. The financial records of PolyDerm are of such a character and quality that an unqualified (except as to going concern) audit of the PolyDerm Financial Statements may be performed within 75 days of the Closing.

         2.05. No  Undisclosed  Liabilities.  Other than as described in Exhibit
2.05 hereto, PolyDerm is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

         2.06. Absence of Material Changes. Since December 31, 2001, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

                  2.06(a).  any material change in the condition
         (financial or otherwise) of the properties, assets, liabilities or business of PolyDerm, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

                  2.06(b). any redemption, purchase or other acquisition of any shares of the capital stock of PolyDerm, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by PolyDerm relating to their authorized or issued capital stock; or

                  2.06(c). any change or amendment to the Articles of Incorporation of PolyDerm.

         2.07. Litigation. Except as set forth in Exhibit 2.07 attached hereto, there is no litigation, proceeding or investigation pending or threatened against PolyDerm affecting any of its properties or assets against any officer, director, or stockholder of PolyDerm that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of PolyDerm or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         2.08. Title To Assets. PolyDerm has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

         2.09. Real Estate. There is set forth on Exhibit 2.09 attached hereto a brief description of all real estate (including building and improvements) owned and held by PolyDerm, together with a legal description of such real estate. PolyDerm has good and marketable title to such real estate in fee simple and clear of any encumbrances whatsoever except as shown on Exhibit 2.09 hereto.

         2.10. Contracts and Undertakings. Exhibit 2.10 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which PolyDerm is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. PolyDerm is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which PolyDerm is a party is in default thereunder nor does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

         2.11. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to the Company and are complete and correct and include all amendments, supplements or modifications thereto.

         2.12. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 2.12 hereto, there are and have been no contracts, agreements, arrangements or other transactions between PolyDerm, and any officer, director, or stockholder of PolyDerm, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

         2.13. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of PolyDerm, or any agreement, contract or instrument to which PolyDerm is a party or by which it or any of its assets are bound.

         2.14. Ownership of Intellectual Property Rights. PolyDerm owns or has valid right or license to use all patents, patent rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property rights (collectively referred to as "Intellectual Property Rights") which are necessary to operate its business as now operated and as now proposed to be operated. A brief description of such Intellectual Property Rights is set forth on Exhibit 2.14 attached hereto. Except as set forth on Exhibit 2.14, PolyDerm does not have any obligation to compensate any person, firm, corporation or other entity for the use of any such Intellectual Property Rights, nor has PolyDerm granted to any person, firm, corporation or other entity any license or other rights to use in any manner, or waived its rights with respect to any Intellectual Property Rights of PolyDerm.

         2.15. Disclosure. To the actual knowledge of PolyDerm, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of PolyDerm in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         2.16 Authority. PolyDerm has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of PolyDerm and no other corporate proceedings on the part of PolyDerm are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to PolyDerm as follows, as of the date of this Agreement and as of the Closing:

         3.01.  Organization.

                  3.01(a). The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

                  3.01(b). The copies of the Articles of Incorporation, of the Company, as certified by the Secretary of State of Delaware, and the Bylaws of the Company are complete and correct copies of the Articles of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to PolyDerm that have not also been delivered to PolyDerm.

         3.02. Capitalization of the Company. The authorized capital stock of the Company consists of 99,000,000 shares of Common Stock, par value $.00001 per share, of which 6,017,471 shares are outstanding prior to the stock split described in Section 6.02, and 1,000,000 shares of preferred stock, of which 1,000 shares of Series A Preferred Stock are outstanding. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Following the issuance of Company Shares and the forward stock split described in Sections
6.02 and  6.03,  the  capitalization  of the  Company  shall be as set  forth on
Schedule II.

         3.03. Subsidiaries and Investments. The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

         3.04. Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

         3.05. No Undisclosed Liabilities. Other than as described in Exhibit 3.05 hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

         3.06. Litigation. There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         3.07. Title To Assets. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

         3.08. Contracts and Undertakings. Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

         3.09. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to PolyDerm and are complete and correct and include all amendments, supplements or modifications thereto.

         3.10. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

         3.11. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

         3.12. Disclosure. To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to PolyDerm and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.13. Financial Statements. The financial statements of the Company set forth in its Form 10-KSB for the year ended December 31, 2000 and its Form 10-QSB for the quarter ended September 30, 2001 present fairly the financial position and results of operations of the Company, on a consistent basis.

         3.14. Absence of Material Changes. Since September 30, 2001, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

                  3.14(a) any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

                  3.14(b) any redemption, purchase or other acquisition of any shares of the capital stock of Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by PolyDerm relating to their authorized or issued capital stock.

                  3.14(c) any amendment to the Certificate of Incorporation of Company.

IV.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants of the Company and PolyDerm contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

         5.01. Conditions to Obligation of PolyDerm. The obligations of PolyDerm and Shareholders under this Agreement shall be subject to each of the following conditions:

                  5.01(a) Representations and Warranties of Company to be True. The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  5.01(b) No Legal Proceedings. No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.01(c) Statutory Requirements. All statutory requirements for the valid consummation by Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Company of the transactions contemplated by this Agreement shall have been obtained.

         5.02. Conditions to Obligations of Company. The obli-gation of Company under this Agreement shall be subject to the following conditions:

                  5.02(a) Representations and Warranties of PolyDerm to be True. The representations and warranties of PolyDerm herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Purchaser shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

                  5.02(b) No Legal Proceedings. No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.02(c) Statutory Requirements. All statutory requirements for the valid consummation by PolyDerm of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by PolyDerm of the transactions contemplated by this Agreement shall have been obtained.

VI.      CERTAIN AGREEMENTS

                  6.01. Reporting Requirements. The Company shall file all reports required by the Securities Exchange Act of 1934 and shall maintain its books and records in accordance with Sections 12 and 13 thereof. The parties agree that the failure of the Company to make such filings or to so maintain its books and records shall constitute a material breach of this Agreement.

                  6.02. Forward Stock Split, Name Change, and Preferred Stock. On or prior to Closing the Company shall effect a 4-for-1 forward stock split of its common stock. Upon Closing the Company shall present for cancellation the outstanding certificates representing all of the Series A Preferred Stock. Immediately upon Closing the Company shall file with the Securities and Exchange Commission an information statement to carry out an amendment to the Articles of Incorporation of the Company, changing the name of the Company to "PolyDerm, Inc.".

                  6.03. Brokers Shares. On Closing Company shall issue 5,371,085 shares to Liz Hill Enterprises, Ltd. and
         200,000 shares to SoCal Securities for their investment banking and consulting fees.

VII.     MISCELLANEOUS

         7.01. Finder's Fees, Investment Banking Fees. Neither PolyDerm nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein, except for the persons described in Section 6.03.

         7.02. Tax Treatment. The transaction contemplated hereby is intended to qualify as a so-called "tax-free" reorganization under the provisions of Section 368 of the Internal Revenue Code.
Company and PolyDerm acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

         7.03. Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         7.04. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

         7.05. Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         7.06. Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

         7.07. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require

         7.08. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same in-strument.

         7.09. Governing Law. This Agreement shall be governed by the laws of the State of Nevada applicable to contracts to be performed in the State of Nevada.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

SPACE LAUNCHES FINANCING, INC.                            POLYDERM, INC.


By:                                             By:
Name:                                           Name:
Title:                                          Title:



                                                   SCHEDULE I



                                 NUMBER OF SHARES                  NUMBER OF
                                    OF POLYDERM                    SHARES OF
                                   COMMON STOCK                     COMPANY
      NAMES OF                       OWNED AND                   COMMON STOCK
    SHAREHOLDERS                  TO BE DELIVERED                TO BE RECEIVED

Patricia Jean Jenkins                           750,000                        6,806,581
Michael Magliochetti                            750,000                        6,806,581
Steve Preiss                                    750,000                        6,806,581
Chet Opalka                                     100,000                          907,544
Al Doyle                                         25,000                          226,886
Joe Bartoloni                                    25,000                          226,886
Stuart Hamill                                    25,000                          226,886
John Hudak                                       25,000                          226,886
Michael Feinman                                   1,200                           10,890
Rick Janik                                        1,000                            9,075
Paula Cammarata                                  75,000                          680,658
Sandlot Ventures, Inc.                          125,000                        1,134,430

Total                                         2,652,200                       24,069,884




                                                   SCHEDULE II

               (All numbers give effect to the 4-for-1 forward stock split)


Existing shareholders                                           24,069,884

PolyDerm, Inc. shareholders                                  24,069,884

Shares issued under
  Section 6.04 - Liz Hill Enterprises, Ltd.       5,371,085
               - SoCal Securities                                  200,000


   Total                                                        53,710,853